UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8–K
CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): September 16, 2010
Thor Industries, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-9235	93-0768752
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification
Incorporation)		No.)

419 West Pike Street,	45334-0629
Jackson Center, Ohio	(Zip Code)
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: (937) 596-6849
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01 Completion of Acquisition or Disposition of Assets
ITEM 9.01. Financial Statements and Exhibits
SIGNATURES
INDEX OF EXHIBITS
EX-10.1
EX-10.2
EX-99.1

ITEM 2.01 Completion of Acquisition or Disposition of Assets.
     On September 16, 2010, Thor Industries, Inc. (the “Company”) consummated its acquisition of Towables Holdings, Inc., a Delaware corporation (“Holdings”) which owns all of the outstanding equity interests of Heartland Recreational Vehicles, LLC, an Indiana limited liability company (“Heartland”), pursuant to a Stock Purchase Agreement (the “Purchase Agreement”), dated as of September 16, 2010, by and among the Company, Heartland, Heartland RV Holdings, L.P., a Delaware limited partnership (“Seller), and certain other parties named therein. Heartland is engaged in the business of manufacturing and marketing recreation vehicles, consisting of travel trailers and fifth-wheel vehicles. Under the terms of the Purchase Agreement, the Company purchased all of the outstanding capital stock of Holdings (the “Transaction”).
     The consideration paid by the Company to Seller consisted of $100,000,000 in cash (less the amount of Heartland’s capital lease obligations of approximately $438,000) and 4,300,000 shares of the Company’s unregistered common stock (the “Thor Shares”). The Thor Shares were issued to the indirect securityholders of Seller pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), set forth in Section 4(2) of the Act. The cash portion of the consideration was funded entirely from the Company’s cash on hand. The cash portion of the consideration is subject to adjustment following the completion of an audit of the financial statements of Holdings after the closing of the Transaction as described in the Purchase Agreement.
     Under the Purchase Agreement, Seller and two equityholders that indirectly owned a majority of the equity interests of Seller (collectively, the “Seller Owners”), agreed to indemnify the Company and certain specified Company indemnitees from and against any losses resulting from (i) breaches of representations and warranties of Seller, Holdings, Heartland, and the Seller Owners set forth in the Purchase Agreement, (ii) non-compliance with covenants of Seller, Holdings, Heartland, and the Seller Owners set forth in the Purchase Agreement, (iii) taxes of Holdings and Heartland for pre-closing periods and/or (iv) certain other specified potential operational liabilities, subject, in the case of indemnification for breaches of representations and warranties, to a threshold in the amount of $10,000, a deductible in the amount of $1,000,000 and, in the case of substantially all of the representations and warranties, an overall cap of $15,000,000. The Company also agreed to indemnify the Seller and certain specified Seller indemnitees for (a) breaches of representations and warranties by the Company, and/or (b) non-compliance with covenants by the Company. The Company is subject to an equivalent threshold, deductible and cap with respect to its indemnification.
     Heartland will operate as a wholly-owned subsidiary of the Company following the Transaction. The assets acquired as a result of the Transaction include equipment and other tangible and intangible property. The assets of Heartland will be used in connection with the operation of Heartland’s business of manufacturing towable recreation vehicles.
     As part of the Transaction, senior management of Heartland entered into non-competition agreements with the Company and its subsidiaries. Members of management of Heartland who received Thor Shares also entered into a stock restriction agreement with the Company, which, among other things, places restrictions on the disposition of the Company’s common stock issued to such persons for a period of four years after the closing of the Transaction, which restrictions lapse in pro rata amounts beginning on the first anniversary of the closing of the Transaction and every six months thereafter, with an exception for certain permitted acceleration events. In addition, the Company granted to the former indirect securityholders of Heartland who received Thor Shares registration rights to register the resale of the Thor Shares (the “Registration Rights Agreement”).
     The descriptions of the Purchase Agreement and the Registration Rights Agreement set forth above are qualified by reference to the Purchase Agreement and the Registration Rights Agreement that are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated by reference herein.
     A copy of the press release relating to the Transaction that was issued by the Company on September 17, 2010 is filed as Exhibit 99.1 to this Current Report on Form 8-K and is also incorporated by reference herein.
ITEM 9.01. Financial Statements and Exhibits.
(a)	Financial Statements of Business Acquired
     The required financial statements of Holdings will be included in an amendment to this Current Report on Form 8-K to be filed as soon as practicable, but not later than 71 days after the date this Current Report is required to be filed.
(b)	Pro Forma Financial Information
     The required pro forma financial information which gives effect to the acquisition of Holdings will be included in an amendment to this Current Report on Form 8-K to be filed as soon as practicable, but not later than 71 days after the date this Current Report is required to be filed.
(c)	Exhibits
10.1	Stock Purchase Agreement, dated as of September 16, 2010, by and among Thor Industries, Inc., Heartland RV Holdings, L.P., Towable Holdings, Inc. Heartland Recreational Vehicles, LLC and certain other persons named therein.

10.2	Registration Rights Agreement, dated as of September 16, 2010, by and among Thor Industries, Inc. and certain holders of shares of capital stock of Thor Industries, Inc.

99.1	Press Release of Thor Industries, Inc., dated September 17, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Thor Industries, Inc.

Date: September 22, 2010	By:	/s/ Christian G. Farman

	Name:	Christian G. Farman
	Title:	Senior Vice President, Treasurer
and Chief Financial Officer

INDEX OF EXHIBITS
10.1	Stock Purchase Agreement, dated as of September 16, 2010, by and among Thor Industries, Inc., Heartland RV Holdings, L.P., Towable Holdings, Inc. and Heartland Recreational Vehicles, LLC and certain other persons named therein.

10.2	Registration Rights Agreement, dated as of September 16, 2010, by and among Thor Industries, Inc. and certain holders of shares of capital stock of Thor Industries, Inc.

99.1	Press Release of Thor Industries, Inc., dated September 17, 2010.